Exhibit 3

Directors and Executive Officers of
Kardan Technologies as of July 28, 2011

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Yosef Grunfeld (Israel)	Director	Chairman of the Board of Kardan Israel and director of various companies within the Kardan Group	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Eytan Piotr Rechter (Israel)	Chairman of the Board	Chief Executive Officer of Kardan Israel and director of various companies within the Kardan Group	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Amit Ben-Yehuda (Israel)	Director and Chief Executive Officer	Chief Executive Officer and Director of Kardan Technologies and Kardan Communications Ltd.	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
David Assia (Israel)	Director	Chief Executive Officer of Nadir Computers – Investments Ltd.	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Amira Dotan (Israel)	Director	Owner and Co-Managing Director of Gishur Neve Zedek – Peaceful Settlement of Disputes, and Owner and Co-Managing Director of Athena – Mentoring for Women	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Shmuel Shemesh (Israel)	Director	Lawyer	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Dan Levinson (Israel)	Director of Business Development	Business Development Manager	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Yosi Shahror (Israel)	Director of Finance	Finance Manager	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel